Exhibit 99.1

China GengSheng Announces Delay in Filing Quarterly Report and Preliminary Financial Results for the Quarter Ended March 31, 2013

GONGYI, China, May 21, 2013 /PRNewswire-FirstCall/ -- China GengSheng Minerals, Inc. (NYSE Amex: CHGS) (the "Company" or "GengSheng"), a leading China-based high-tech industrial materials manufacturer producing heat-resistant, energy-efficient materials for a variety of industrial applications, today announced the delayed filing of its Quarterly Report on Form-Q for its first quarter ended March 31, 2013 because it is still finalizing the financial statements. There was a delay in closing the books because of turnover in some of the Company’s accounting staff in China. We anticipate filing our Form 10-Q no later than June 14, 2013. Notwithstanding the delay in preparing our Form 10-Q, we estimate that our Net Loss, Total Assets, Total Liabilities and Total Equity for the first quarter of 2013 to be around $3.8 million, $158 million, $121 million and $37 million respectively.

About China GengSheng Minerals, Inc.

China GengSheng Minerals, Inc. ("GengSheng") develops, manufactures and markets a broad range of high-tech industrial material products, including monolithic refractories, industrial ceramics, fracture proppants and fine precision abrasives. A market leader offering customized solutions, GengSheng sells its products primarily to the iron and steel industry as heat-resistant components for steel-making furnaces, industrial kilns and other high-temperature vessels to guarantee and improve the productivity of those expensive pieces of equipment, while reducing their consumption of energy. Founded in 1986 and based in China's Henan province, GengSheng currently has over 170 customers in the iron, steel, oil, glass, cement, aluminum and chemical businesses located in China and other countries. GengSheng conducts business through GengSheng International Corporation, a British Virgin Islands company, and its Chinese subsidiaries, which are Henan GengSheng Refractories Co., Ltd., Zhengzhou Duesail Fracture Proppant Co., Ltd., Henan GengSheng Micronized Powder Materials Co., Ltd, Guizhou SouthEast Prefecture Co., Ltd., GengSheng New Materials Co., Ltd, Henan GengSheng High Temperature Materials Co., Ltd. and Henan Yuxing Proppant Co., Ltd.

For more information about the Company, please visit http://www.gengsheng.com.

For more information, please contact:

China GengSheng Minerals, Inc.
Investor Relations
Mr. Shuai Zhang
ir@gengsheng.com
+86-371-6405-9846